-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |                                            |                                               |
|                                     |    American Mortgage Acceptance Company    |     X  Director             |_| 10% Owner     |
|    Hirmes     Alan         P.       ----------------------------------------------     X  Officer (give title  |_| Other (specify|
--------------------------------------- 3. IRS                  | 4. Statement for |                 below)                 below) |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |                  |                                               |
| C/o Related Capital Company         |    Reporting            |    04/23/03      |     Senior Vice President                     |
|                                     |    Person, if an        --------------------------------------------------------------------
| 625 Madison Avenue                  |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |     x  Form filed by One Reporting Person     |
|                                     |                         |                  |    |_| Form filed by More than One Reporting  |
|    New York      NY         10022   |                         |                  |        Person                                 |
------------------------------------------------------------------------------------------------------------------------------------
|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
------------------------------------------------------------------------------------------------------------------------------------
| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | (Instr. 8)|                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transactions  | Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
| Common shares       |04/23/03 |         |   P   |   |  19,550        |A* |  N/A*          | 106,471       |  D, I**   |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

* These 19,550 shares were issued to Related AMI Associates, Inc. in connection with an Advisory Agreement between American Mortgage
Acceptance Company ("AMAC") and Related AMI Associates, Inc. (the "Advisor"), pursuant to which the Advisor is entitled to 1% of common shares issued when AMAC completes a common share offering. AMAC completed a 1,700,000 common share offering on April 9, 2003 at $15.00 per share and the underwriters exercised the over-allotment of 255,000 shares at $15.00 per share on April 23, 2003. Mr.
Hirmes is an equity owner of Related AMI Associates, Inc.
** 92,858 Shares are held by Related AMI Associates, Inc.

                Potential persons who are to respond to the collection of information contained in this form                  (Over)
                are not required to respond unless the form displays a currently valid OMB control number.          SEC 1472 (02-02)

                                                                                                                  Page 1 of 3 Pages

------------------------------------------------------------------------------------------------------------------------------------
| FORM 4                            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
| (continued)                               (e.g., puts, calls, warrants, options, convertible securities)                         |
------------------------------------------------------------------------------------------------------------------------------------
|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|

------------------------------------------------------------------------------------------------------------------------------------
| FORM 4                           Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
| (continued)                                  (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative  |Securities Bene-     |Form of  |Indirect   |
|                                |                                        |Security    |ficially Owned       |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |Following Reported   |ative    |Ownership  |
|                                |                                        |            |Transactions         |Security:|(Instr. 4) |
|                                |                                        |            |(Instr. 4)           |Direct   |           |
|                                |                                        |            |                     |(D) or   |           |
|                                |----------------------------------------|            |                     |Indirect |           |
|                                |                    |     Amount or     |            |                     |(I)      |           |
|                                |                    |     Number of     |            |                     |(Instr.  |           |
|                                |        Title       |     Shares        |            |                     |4)       |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
|
|
|
|
|                                                                             /s/ Alan P. Hirmes                     4/23/03
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).
|

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for
      procedure.

Potential persons who are to respond to the collection of
information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                   Page 2 of 2 Pages